Exhibit 99.1

Investor Relations

News from Aon

Aon Announces the Pricing of $500 million of Senior Unsecured Notes

CHICAGO, IL — May 24, 2011 - Aon Corporation (NYSE: AON) announced today the pricing of $500 million of senior unsecured notes in an underwritten public offering (“Notes”).  The Notes will mature on May 27, 2016 and bear interest at a fixed annual rate of 3.125%.  The offering is expected to close on May 27, 2011.

Net proceeds from the offering will be used for the partial repayment of Aon’s $1 billion three-year Term Credit Agreement which was entered into in connection with the merger transaction with Hewitt Associates and has an outstanding principal balance of approximately $950 million as of May 24, 2011, and bears interest at a variable annual rate of Libor plus 250 basis points, currently 2.71%.

Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as joint book-runners and lead managers with Goldman, Sachs & Co. as co-lead manager, and Aon Benfield Securities, Inc., Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and RBS Securities Inc., served as co-managers in the offering.

This offering was made pursuant to a prospectus supplement to Aon’s prospectus dated June 8, 2009, filed as part of its effective shelf registration statement relating to these securities.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described therein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

When available, copies of the final prospectus supplement and accompanying prospectus relating to these securities may be obtained by contacting; Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036, Attention: Prospectus Department or by telephone at 1-866-718-1649; or Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, New York, New York 10036, Attention: Prospectus Department or by telephone at 1-800-294-1322 (toll free).

About Aon

Aon Corporation (NYSE:AON) is a leading global provider of risk management services, insurance and reinsurance brokerage, and human resource consulting and outsourcing.

Safe Harbor Statement

This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the possibility that the expected efficiencies and cost savings from the merger with Hewitt Associates Inc. (“Hewitt”) will not be realized, or will not be realized within the expected time period; the risk that the Aon and Hewitt businesses will not be integrated successfully; disruption from the merger with Hewitt making it more difficult to maintain business and operational relationships; general economic conditions in different countries in which Aon does business around the world; changes in global equity and fixed income markets that could affect the return on invested assets; fluctuations in exchange and interest rates that could influence revenue and expense; rating agency actions that could affect Aon’s ability to borrow funds;

funding of Aon’s various pension plans; our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, and the ability to achieve those cost savings; changes in the competitive environment; changes in commercial property and casualty markets and commercial premium rates that could impact revenues; the outcome of inquiries from regulators and investigations related to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws; the impact of investigations brought by U.S. state attorneys general, U.S. state insurance regulators, U.S. federal prosecutors, U.S. federal regulators, and regulatory authorities in the U.K. and other countries; the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions; the cost of resolution of other contingent liabilities and loss contingencies, including potential liabilities arising from error and omissions claims against Aon; the extent to which Aon retains existing clients and attract new businesses; the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and advisory services, among others, that Aon currently provides, or will provide in the future, to clients; the extent to which Aon retains existing employees and attracts new personnel; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s  businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; changes in costs or assumptions associated with our outsourcing and consulting engagements that affect the profitability of these engagements; and the ability to realize the anticipated benefits to Aon of the Benfield merger. Further information concerning Aon and its business, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s and, historically, Hewitt’s filings with the SEC. See the prospectus supplement and Aon’s Annual Report on Form 10-K and Annual Report to Stockholders for the fiscal year ended December 31, 2010 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 and other public filings with the SEC for a further discussion of these and other risks and uncertainties applicable to our businesses. Aon does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Investor Contact: Erika Meschbach Investor Relations 312-381-5957 erika.meschbach@aon.com	Media Contact: David Prosperi Global Public Relations 312-381-2485 david.prosperi@aon.com